Exhibit 99.1



Investor Relations Contact:                  Media Contact:
Robert J. Vill                               Jane Randel
Vice President, Treasury and                 Vice President, Public Relations
   Investor Relations
Liz Claiborne Inc.                           Liz Claiborne Inc.
201.295.7515                                 212.626.3408

            LIZ CLAIBORNE INC. POSTS RECORD 3rd QUARTER SALES AND EPS
            ---------------------------------------------------------

New York, NY October 30, 2003 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share of $0.89 for the third quarter 2003, an increase of 14.1%, compared to diluted EPS of $0.78 for the third quarter 2002. Net sales for the third quarter 2003 were a record $1.174 billion, up 12.8% over the comparable 2002 period.

The Company will sponsor a conference call today at 10:00 am EST to discuss its third quarter 2003 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Thursday, November 21, 2003.

Paul R. Charron, Chairman and Chief Executive Officer, stated: "We are pleased to report these solid third quarter results which were driven by the strength of our balanced and diversified portfolio, disciplined execution of our strategies and a continued focus on expense control and working capital management. Despite the challenging environment, we were able to achieve higher than planned sales, enabling us to exceed our EPS expectation. Our balance sheet and cash flow positions remain strong at the end of the quarter, providing us with the flexibility to continue to execute our portfolio diversification strategy. Performance in the third quarter was driven primarily by the acquisitions of Ellen Tracy and Juicy Couture, growth in our Mexx business and new product initiatives in our Special Markets sector. Our Sigrid Olsen, Claiborne Men's, Dana Buchman, Jewelry and Fashion Accessories businesses also made solid contributions."

Mr. Charron concluded: "Looking forward, for the fourth quarter of 2003, we are optimistic that we can achieve a sales increase of 4 - 6% and EPS in the range of $0.63 - $0.66. For the full year 2003, we are adjusting our sales guidance from an increase of 11 - 13% to an increase of 14 - 15% and our EPS guidance from a range of $2.49 - $2.55 to a range of $2.52 - $2.55. For fiscal 2004, we will plan our business in accordance with the challenging and unsettled retail environment. Current visibility indicates that we forecast a sales increase of 3
- 6% and EPS in the range of $2.65 - $2.72. All of these forward looking statements exclude the impact of any future acquisitions or stock repurchases."

THIRD QUARTER RESULTS
---------------------

Net Sales
---------
Net sales for the third quarter of 2003 were a record $1.174 billion, an increase of $133 million, or 12.8%, over net sales for the third quarter of 2002. The acquisitions of Ellen Tracy (acquired September 30, 2002) and Juicy Couture (acquired April 7, 2003) added approximately $92 million in net sales during the quarter. Approximately $33 million of the increase in the quarter was due to the impact of foreign currency exchange rate fluctuations, primarily as a result of the strengthening of the euro. Net sales results for our business segments are provided below:

o    Wholesale  Apparel net sales  increased  $103  million,  or 14.5%,  to $814
     ------------------
     million. This result was primarily due to the following:
     - The inclusion of $88 million of sales of our recently acquired Ellen Tracy and Juicy Couture businesses;
     - A $22 million increase resulting from foreign currency exchange rate fluctuations in our international businesses;
     - A $7 million sales decrease primarily reflecting a 11.8% decrease in our core Liz Claiborne businesses, partially offset by increases reflecting continued growth in Mexx Europe (exclusive of foreign currency exchange rate fluctuations) and the introduction of new products in our Special Markets sector.

o    Wholesale  Non-Apparel  net  sales  were up $2  million,  or 1.3%,  to $148
     ----------------------
     million primarily due to increases in our Fashion Accessories and Jewelry businesses, partially offset by a decrease in our Cosmetics business. Increases resulting from foreign currency exchange rate fluctuations were not material in this segment.

o    Retail net sales  increased $27 million,  or 14.9%,  to $205  million.  The
     ------
     increase reflected the following:
     - The inclusion of $4 million reflecting sales from our recently acquired Ellen Tracy business;
     - An $11 million increase resulting from foreign currency exchange rate fluctuations in our international businesses;
     - A $12 million sales increase primarily driven by higher comparable store sales and the addition of eight new stores over the last twelve months in our Lucky Brand Dungarees specialty retail business, as well as sales increases primarily due to the addition of nine net new specialty retail and outlet stores in our Mexx Europe business. These gains were partially offset by the decreases related to the strategic decision to close our domestic Liz Claiborne specialty retail stores. These closures were completed by the end of the second quarter of 2003.

     Comparable store sales were up 0.6% in our Outlet business and down 2.1% overall in our Specialty Retail business. We ended the quarter with a total of 263 outlet stores, 227 specialty retail stores and 513 international concession stores.

o    Corporate net sales, consisting of licensing revenue,  increased $1 million
     ---------
     to $7 million as a result of the inclusion of revenues from new licenses as well as growth in revenues from existing licenses.

Gross Profit
------------
Gross profit increased $62 million, or 13.6%, to $520 million in the third quarter of 2003 over the third quarter of 2002. Gross profit as a percent of net sales increased to 44.3% in 2003 from 44.0% in 2002. The increasing gross profit rate reflected a continued focus on inventory management and lower sourcing costs partially offset by higher than planned markdown assistance. The acquisitions of Ellen Tracy and Juicy Couture as well as continued growth in our Mexx Europe business contributed to the rate increase, as these businesses run at higher gross profit rates than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
Selling, General & Administrative expenses ("SG&A") increased $37 million, or 11.6%, to $357 million, in the third quarter of 2003 over the third quarter of 2002. These expenses as a percent of net sales decreased to 30.4% in 2003 from 30.7% in 2002. The lower SG&A rate primarily reflected the favorable impact of Company-wide expense control initiatives, partially offset by the increased proportion of expenses related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average.

Operating Income
----------------
Operating income for the third quarter of 2003 was $163 million, an increase of $25 million, or 18.1%, over last year. Operating income as a percent of net sales increased to 13.9% in 2003 compared to 13.3% in 2002. The increase was the result of lower sourcing costs, Company-wide inventory management and expense reductions, partially offset by additional retailer markdown assistance. Operating income by business segment is provided below:

o    Wholesale  Apparel  operating  income increased $18 million to $118 million
     ------------------
     (14.4% of net sales) in 2003 compared to $99 million (14.0% of net sales) in 2002, principally reflecting the inclusion of our recently acquired Ellen Tracy and Juicy Couture businesses and increased profits in our Mexx business, partially offset by reduced profits in our core Liz Claiborne business as a result of lower sales volume and additional markdown assistance as well as reduced profits in our Special Markets business as a result of additional markdown assistance.

o    Wholesale Non-Apparel operating income was $19 million (13.1% of net sales)
     ---------------------
     in 2003 compared to $17 million (11.9% of net sales) in 2002, principally due to increases in our Fashion Accessories and Jewelry businesses.

o    Retail  operating  income increased $3 million to $21 million (10.1% of net
     ------
     sales) in 2003 compared to $18 million (9.9% of net sales) in 2002, principally reflecting an increase in profits from our Lucky Brand Dungarees and Mexx Europe retail stores, partially offset by startup costs associated with the opening of our new Mexx USA and Sigrid Olsen stores.

o    Corporate  operating income,  primarily  consisting of licensing  operating
     ---------
     income, increased $2 million to $6 million.

Net Interest Expense
--------------------
Net interest expense in the third quarter of 2003 was $8 million, compared to $6 million in 2002, both of which were principally related to borrowings incurred to finance our strategic initiatives, including acquisitions. Foreign currency exchange rate fluctuations accounted for the majority of the increase.

Net Income
----------
Net income increased in the third quarter of 2003 to $98 million, or 8.3% of net sales, from $83 million in the third quarter of 2002, or 8.0% of net sales. Diluted earnings per common share increased 14.1% to $0.89 in 2003, up from $0.78 in 2002. Our average diluted shares outstanding increased by 3.0 million shares in the third quarter of 2003 on a period-to-period basis, to 110.3 million, as a result of the exercise of stock options and the effect of dilutive securities.

NINE MONTH RESULTS
------------------

Net Sales
---------
Net sales for the nine months of 2003 were a record $3.209 billion, an increase of $486 million, or 17.8% over net sales for the nine months of 2002. The acquisitions of Ellen Tracy and Juicy Couture and the inclusion of a full nine-month's sales for our recently acquired Mexx Canada business (acquired July 9, 2002) added approximately $224 million in net sales for the nine months. Approximately $105 million of the nine-month increase was due to the impact of foreign currency exchange rate fluctuations, primarily as a result of the strengthening of the euro. While the nine months of 2003 was comprised of 40 weeks, as compared to 39 weeks in 2002, we do not believe this extra week had a material impact on our overall sales results for the nine months. Net sales results for our business segments are provided below:

o    Wholesale  Apparel net sales  increased $354 million,  or 19.0%,  to $2.212
     ------------------
     billion. The increase was primarily due to the following:
     - The inclusion of $181 million of sales of our recently acquired Ellen Tracy and Juicy Couture businesses;
     - A $63 million increase resulting from foreign currency exchange rate fluctuations in our international businesses;
     - A $110 million overall sales increase driven by continued growth in our Mexx Europe business (excluding the impact of foreign currency exchange rate fluctuations), increases in our Special Markets business primarily reflecting the introduction of new products as well as increases in our Sigrid Olsen business, partially offset by an approximate 6.4% decrease in our core Liz Claiborne business.

o    Wholesale  Non-Apparel  net sales were up $38  million,  or 10.9%,  to $386
     ----------------------
     million primarily as a result of increases in our Jewelry and Handbags businesses, partially offset by a sales decrease in our Cosmetics business. Increases resulting from foreign currency exchange rate fluctuations were not material in this segment.

o    Retail net sales  increased $87 million,  or 17.3%,  to $589  million.  The
     ------
     increase reflected the following:
     - The inclusion of $36 million of sales from our recently acquired Ellen Tracy business and a full nine-month's sales from our recently acquired Mexx Canada business;
     - A $38 million increase resulting from foreign currency exchange rate fluctuations in our international businesses;

     - A $13 million increase primarily due to the addition of new stores, partially offset by the decreases related to the strategic decision to close the domestic Liz Claiborne specialty stores (which were closed by the end of the second quarter of 2003).

     Comparable store sales overall were down 0.8% in our Specialty Retail business and were down 2.0% in our Outlet business.

o    Corporate net sales, consisting of licensing revenue,  increased $7 million
     ---------
     to $22 million as a result of the inclusion of revenues from new licenses as well as growth in revenues from existing licenses.

Gross Profit
------------
Gross profit increased $225 million, or 19.1%, to $1.401 billion in the nine months of 2003 over the nine months of 2002. Gross profit as a percent of net sales increased to 43.7% in 2003 from 43.2% in 2002. The increasing gross profit rate reflected a continued focus on inventory management and lower sourcing costs partially offset by higher than planned promotional activity at retail resulting in additional markdown assistance. The acquisitions of Ellen Tracy and Juicy Couture also contributed to the rate increase, as these businesses run at higher gross profit rates than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
SG&A increased $167 million, or 18.8%, to $1.053 billion in the nine months of 2003. These expenses as a percent of net sales increased to 32.8% in 2003 from 32.5% in 2002. The higher SG&A rate primarily reflected the increased proportion of expenses related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average, partially offset by the favorable impact of Company-wide expense control initiatives.

Operating Income
----------------
Operating income for the nine months of 2003 was $349 million, an increase of $58 million, or 20.0%, over last year. Operating income as a percent of net sales increased to 10.9% in 2003 compared to 10.7% in 2002. Operating income by business segment is provided below:

o    Wholesale  Apparel  operating  income increased $32 million to $249 million
     ------------------
     (11.3% of net sales) in 2003 compared to $218 million (11.7% of net sales) in 2002, principally reflecting the inclusion of our recently acquired businesses and increased profits in our Sigrid Olsen, Mexx Europe and Men's businesses, partially offset by reduced profits in our core Liz Claiborne business.

o    Wholesale Non-Apparel operating income increased $11 million to $35 million
     ---------------------
     (9.2% of net sales) in 2003 compared to $24 million (7.0% of net sales) in 2002, principally due to increases in our Cosmetics and Jewelry businesses.

o    Retail  operating  income  increased $8 million to $49 million (8.2% of net
     ------
     sales) in 2003 compared to $40 million (8.0% of net sales) in 2002, principally reflecting increased gross profit rates in our outlet stores and an increase in profits from our Mexx Europe retail stores, partially offset by startup costs associated with the opening of our new Mexx USA and Sigrid Olsen stores.

o    Corporate  operating income,  primarily  consisting of licensing  operating
     ---------
     income, increased $7 million to $15 million.

Net Interest Expense
--------------------
Net interest expense in the nine months of 2003 was $23 million, compared to $18 million in 2002, both of which were principally related to borrowings incurred to finance our strategic initiatives, including acquisitions. Foreign currency exchange rate fluctuations accounted for the majority of the increase.

Net Income
----------
Net income increased in the nine months of 2003 to $207 million, or 6.4% of net sales, from $173 million in the nine months of 2002, or 6.4% of net sales. Diluted earnings per common share increased 16.7% to $1.89 in 2003, up from $1.62 in 2002. Our average diluted shares outstanding increased by 2.2 million shares in the nine months of 2003 on a period-to-period basis, to 109.3 million, as a result of the exercise of stock options and the effect of dilutive securities.

BALANCE SHEET AND CASH FLOW
---------------------------

We ended the third quarter of 2003 with $168 million in cash and marketable securities, compared to $257 million at September 28, 2002, and with $453 million of debt outstanding compared to $454 million at September 28, 2002. This $88 million increase in our net debt position is primarily attributable to the 2002 acquisition of Ellen Tracy, the current year acquisition of Juicy Couture, additional payments made in connection with the acquisitions of Lucky Brand Dungarees and Mexx Canada, the differences in working capital discussed below and the foreign currency exchange translation on our Eurobond which added $64 million to our debt balance, partially offset by cash flow from operations on a trailing twelve-month basis of $305 million. We ended the quarter with a record $1.515 billion in stockholders equity, giving us a total debt to total capital ratio of 23.0%.

Accounts receivable increased $47 million, or 8.6%, at October 4, 2003 compared to September 28, 2002, primarily due to the acquisitions of Ellen Tracy and Juicy Couture as well as an increase of $20 million attributable to foreign currency exchange rate fluctuations. The quality of our accounts receivable remains strong.

Inventories increased $53 million, or 11.1%, at October 4, 2003 compared to September 28, 2002. The acquisitions of Ellen Tracy and Juicy Couture as well as new lines of business were responsible for $36 million of the increase. Foreign currency exchange rate fluctuations accounted for $22 million of the increase. Our average inventory turnover rate increased to 4.8 times for the 12-month period ended October 4, 2003 from 4.5 times for the 12-month period ended September 28, 2002.

Net cash provided by operating activities was $15 million in the first nine months of 2003, compared to $132 million provided in 2002. This $117 million change in cash flow was primarily due to a $289 million use of cash for working capital in 2003 compared to a $123 million use in 2002, driven primarily by year-over-year changes in the accounts receivable and inventory balances described above, partially offset by the increase in net income of $33 million in the first nine months of 2003 from the first nine months of 2002.

Net cash used in investing activities was $179 million in the first nine months of 2003, compared to $99 million in 2002. Net cash used in the first nine months of 2003 primarily reflected $101 million in acquisition-related payments and $78 million in capital and in-store expenditures. Net cash used in the first nine months of 2002 primarily reflected $74 million in capital and in-store expenditures and $27 million for the purchase of Mexx Canada.

FORWARD OUTLOOK
---------------

For the fourth quarter of 2003, we are optimistic that we can achieve a sales increase of 4 - 6% and EPS in the range of $0.63 - $0.66. For the full year 2003, we are adjusting our sales guidance from an increase of 11 - 13% to an increase of 14 - 15% and our EPS guidance from a range of $2.49 - $2.55 to a range of $2.52 - $2.55.

For fiscal 2004, we forecast a net sales increase of 3 - 6%, an operating margin in the range of 11.2% - 11.4% and EPS in the range of $2.65 - $2.72.

     o In our wholesale apparel segment, we expect fiscal 2004 net sales to be in the range of flat to up low single digits, primarily driven by increases in our Juicy Couture, Mexx Europe, DKNY licensed, Sigrid Olsen and Lucky Brand businesses, offset by decreases in our core Liz Claiborne and Special Markets businesses.

     o In our wholesale non-apparel segment, we expect fiscal 2004 net sales to increase in the range of the low to mid single digits, primarily driven by increases from recent product launches as well as increases in our Jewelry business.

     o In our retail segment, we expect fiscal 2004 net sales to increase in the range of the mid to upper teens, primarily driven by increases in our Lucky Brand and Mexx Europe businesses as well as the conservative rollout of the Mexx USA and Sigrid Olsen formats which were introduced in the second half of fiscal 2003, partially offset by decreases related to the fiscal 2003 closure of our domestic Liz Claiborne specialty stores.

     o In our corporate segment, we expect fiscal 2004 licensing revenue to be in the $30 million range.

All of these forward-looking statements exclude the impact of any future acquisitions or stock repurchases.

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, First Issue, J.H. Collectibles, Juicy Couture, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand, Mambo, Marvella, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Spark, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce women's wear under the Kenneth Cole New York, Unlisted and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro- and macro-economic conditions, including the levels of consumer confidence and spending and the levels of customer traffic within department stores, malls and other shopping and selling environments; risks related to retailer and consumer acceptance of the Company's products; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company's ability to correctly balance the level of its commitments with actual orders; the Company's ability to effectively distribute its product within its targeted markets; risks associated with acquisitions, licensing and the entry into new markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the possible inability of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with the Company's policies regarding labor practices; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including foreign currency exchange rate fluctuations; risks associated with war, the threat of war and terrorist activities; work stoppages by suppliers or service providers, such as the recent West Coast port workers lock-out; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2002 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Financial tables attached

                               LIZ CLAIBORNE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (All amounts in thousands except per share data)
                                   (Unaudited)


                                            13 weeks ended    13 weeks ended     40 weeks ended    39 weeks ended
                                              October 4,      September 28,        October 4,      September 28,
                                                 2003              2002               2003              2002
                                                 ----              ----               ----              ----

Net Sales                                     $  1,174,192     $  1,041,200       $  3,209,208      $  2,723,610
Cost of Goods Sold                                 654,303          583,558          1,807,775         1,547,239
                                              ------------     ------------       ------------      ------------
Gross Profit                                       519,889          457,642          1,401,433         1,176,371

Selling, General & Administrative
   Expenses                                        356,803          319,573          1,052,517           885,592
                                              ------------     ------------       ------------      ------------

Operating Income                                   163,086          138,069            348,916           290,779

Other (Expense) Income, net                         (1,804)          (1,268)            (2,360)           (2,182)

Interest (Expense), net                             (7,866)          (6,348)           (22,689)          (17,961)
                                              ------------     ------------       ------------      ------------


Income Before Provision
   for Income Taxes                                153,416          130,453            323,867           270,636

Income Tax Provision                                55,537           46,963            117,240            97,429
                                              ------------     ------------       ------------      ------------
Net Income                                    $     97,879     $     83,490       $    206,627      $    173,207
                                              ============     ============       ============      ============


Weighted Average Common Shares
   Outstanding                                     107,959          105,862            107,187           105,447

Basic Earnings per Common
   Share                                             $0.91            $0.79              $1.93             $1.64
                                                     =====            =====              =====             =====

Weighted Average Common Shares and
   Share Equivalents Outstanding                   110,325          107,329            109,275           107,035

Diluted Earnings per Common Share                    $0.89            $0.78              $1.89             $1.62
                                                     =====            =====              =====             =====


Supplemental Information:
   Dividends per Common Share (Rounded
     to the nearest penny)                           $0.06            $0.06              $0.17             $0.17
                                                     =====            =====              =====             =====

                               LIZ CLAIBORNE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                   October 4,    September 28,
                                                      2003            2002
                                                      ----            ----
Assets
------
   Current Assets:
      Cash and cash equivalents                    $    120,571    $    218,911
      Marketable securities                              47,603          37,618
      Accounts receivable - trade, net                  596,121         548,900
      Inventories, net                                  529,443         476,361
      Deferred income taxes                              44,171          40,292
      Other current assets                               72,658          40,561
                                                   ------------    ------------
        Total Current Assets                          1,410,567       1,362,643
                                                   ------------    ------------

   Property and Equipment - Net                         400,701         372,200
   Goodwill and Intangibles - Net                       736,302         523,740
   Other Assets                                           6,877           7,597
                                                   ------------    ------------
     Total Assets                                  $  2,554,447    $  2,266,180
     -------------                                 ============    ============

Liabilities and Stockholders' Equity
------------------------------------
   Current Liabilities                             $    541,464    $    520,707
   Long-Term Debt                                       434,238         454,134
   Other Non-Current Liabilities                          7,734           5,478
   Deferred Income Taxes                                 46,618          49,629
   Commitments and Contingencies
   Minority Interest                                      9,168           6,823
   Stockholders' Equity                               1,515,225       1,229,409
                                                   ------------    ------------
     Total Liabilities and Stockholders' Equity    $  2,554,447    $  2,266,180
     ------------------------------------------    ============    ============

                      LIZ CLAIBORNE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                                                  40 weeks ended   39 weeks ended
                                                                                    October 4,      September 28,
                                                                                       2003             2002
                                                                                       ----             ----

Cash Flows from Operating Activities:
      Net income                                                                    $    206,627     $    173,207
      Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization                                                    77,413           70,640
         Deferred income taxes                                                            10,719            8,373
         Other - net                                                                       9,317            2,777
         Change in current assets and liabilities, exclusive of
             acquisitions:
             (Increase) in accounts receivable - trade                                  (212,085)        (184,856)
             (Increase) decrease in inventories                                          (56,110)          24,151
             (Increase) in other current assets                                          (19,546)            (159)
             (Decrease) in accounts payable                                              (12,672)         (18,838)
             (Decrease) increase in accrued expenses                                      (5,095)          24,300
             Increase in income taxes payable                                             16,756           32,389
                                                                                    ------------     ------------
                  Net cash provided by operating activities                               15,324          131,984
                                                                                    ------------     ------------

Cash Flows from Investing Activities:
      Purchases of investment instruments                                                    (64)             (62)
      Purchases of property and equipment                                                (72,506)         (65,939)
      Payments for acquisitions                                                         (101,138)         (26,517)
      Payments for in-store merchandise shops                                             (5,390)          (7,602)
      Other - net                                                                            424              966
                                                                                    ------------     ------------
                  Net cash used in investing activities                                 (178,674)         (99,154)
                                                                                    ------------     ------------

Cash Flows from Financing Activities:
      (Payments for) proceeds from short-term debt                                        (3,676)             242
      Commercial paper - net                                                              15,314           34,540
      Proceeds from exercise of common stock options                                      39,100           28,398
      Dividends paid                                                                     (18,114)         (17,819)
                                                                                    ------------     ------------
                  Net cash provided by financing activities                               32,624           45,361
                                                                                    ------------     ------------

Effect of Exchange Rate Changes on Cash                                                   11,773           13,085
                                                                                    ------------     ------------

Net Change in Cash and Cash Equivalents                                                 (118,953)          91,276
Cash and Cash Equivalents at Beginning of Period                                         239,524          127,635
                                                                                    ------------     ------------
Cash and Cash Equivalents at End of Period                                          $    120,571     $    218,911
                                                                                    ============     ============

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                            13 weeks ended    13 weeks ended     40 weeks ended    39 weeks ended
                                              October 4,      September 28,        October 4,      September 28,
                                                 2003              2002               2003              2002
                                                 ----              ----               ----              ----
NET SALES:
   Wholesale Apparel                          $    814,406     $    711,224       $  2,211,945      $  1,858,133
   Wholesale Non-Apparel                           147,703          145,848            386,269           348,174
   Retail                                          204,909          178,382            588,630           501,782
   Corporate                                         7,174            5,746             22,364            15,521
                                              ------------     ------------       ------------      ------------
     Total net sales                          $  1,174,192     $  1,041,200       $  3,209,208      $  2,723,610
                                              ============     ============       ============      ============

OPERATING INCOME:
   Wholesale Apparel                          $    117,527     $     99,466       $    249,485      $    217,825
   Wholesale Non-Apparel                            19,327           17,391             35,403            24,381
   Retail                                           20,610           17,644             48,537            40,347
   Corporate                                         5,622            3,568             15,491             8,226
                                              ------------     ------------       ------------      ------------
     Total operating income                   $    163,086     $    138,069       $    348,916      $    290,779
                                              ============     ============       ============      ============